Exhibit 99.2

Philip Morris International Inc.
2016 Fourth-Quarter and Full-Year Results Conference Call
February 2, 2017

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2016 fourth-quarter and full-year results. You may access the release on our new company website at www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, we will be talking about results for the fourth quarter and full-year 2016 and comparing them to the same period in 2015, unless otherwise stated.

A glossary of terms, adjustments and other calculations, as well as reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-Risk Products, or “RRPs,” is the term we use to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

Please also note that in the first quarter of 2017, we will begin to report our shipment volume on a combined basis including both cigarettes and HeatSticks. We will also report our combined estimated market share in certain markets, as we currently do for Japan, to the extent that reliable data is available.

It’s now my pleasure to introduce André Calantzopoulos, our Chief Executive Officer. Jacek Olczak, our Chief Financial Officer, will join André for the question and answer period.

André.

ANDRÉ CALANTZOPOULOS

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

2016 was a pivotal year for PMI, reflecting exciting progress in our transformation from combustible tobacco products to a Reduced-Risk Products focused company. While our combustible tobacco portfolio continued to drive our income growth, we began to see clear signs of the enormous potential for our RRP portfolio.

(SLIDE 5.)

As expected, we closed 2016 with exceptionally strong quarterly results, driven by the annualization of price increases and the growth of RRPs, coupled with a favorable cost comparison. Net revenues increased by 10.5%, excluding currency, while adjusted OCI and adjusted diluted EPS increased by over 47% and 51%, respectively, on the same basis.

(SLIDE 6.)

Full-year net revenues increased by 4.4%, excluding currency, driven by a favorable pricing variance, equivalent to 6.0% of prior year net revenues, and the strong performance of RRPs, notably HeatSticks and IQOS devices.

As in any year, we faced some unique challenges in 2016, such as the very large excise tax increase in Argentina, the surge of illicit trade in Pakistan and the cigarette industry volume declines in the Philippines and Thailand. In aggregate, these items had an adverse effect on our volume and net revenues, but a very limited impact on our adjusted OCI due to the low corresponding margins.

Please note that approximately 22% of our $733 million in 2016 RRP net revenues were from IQOS devices, which yielded a negative margin due to introductory discounts offered in the initial commercialization phase to accelerate adult smoker switching. Clearly, the economics of the devices will improve over time as we reach broader adult smoker acceptance.

(SLIDE 7.)

Adjusted OCI increased by a robust 10.3%, excluding currency, driven by higher net revenues, on the same basis, and a favorable cost comparison versus 2015 notwithstanding continued investment behind RRPs. Our results were strong across all four Regions, with currency-neutral adjusted OCI growth ranging from 8.7% in the EU to 12.6% in EEMA.

Adjusted OCI margin increased by 0.6 points to 41.8%, or by 2.4 points to 43.6% excluding currency, again with gains across all four Regions.

(SLIDE 8.)

Adjusted diluted EPS increased by 11.8%, excluding currency, in 2016. Importantly, adjusted diluted EPS grew by 1.4% including currency, representing the first such increase since 2013.

(SLIDE 9.)

Full-year free cash flow was stable at $6.9 billion, despite unfavorable currency of $340 million and our previously announced increase in capital expenditures to support the manufacturing capacity expansion for HeatSticks. Excluding currency, free cash flow increased by 4.9%.

(SLIDE 10.)

As I mentioned previously, our strong financial results were achieved despite a cigarette shipment volume decline in 2016. Some 40% of the decline was due to Pakistan and the Philippines, where the volume erosion was concentrated in low unit margin brands that had a limited impact on our bottom line.

A portion of our cigarette volume decline was also due to in-switching to HeatSticks from our own cigarette brands, a trend that we expect to continue going forward. HeatSticks volume reached 7.4 billion units, which reflected our maximum manufacturing capacity for 2016. HeatSticks volume would have been much higher absent this capacity restriction, which obliged us to limit IQOS device sales in Japan since June.

(SLIDE 11.)

Our cigarette market share, excluding China and the U.S., declined by 0.6 points in 2016, with low-price Fortune and super-low price Jackpot, both in the Philippines, accounting for 0.5 points of the total decline. Cigarette share for the balance of our portfolio was essentially stable.

(SLIDE 12.)

Marlboro continued its widespread growth, with cigarette share increases in the EU, Asia and Latin America & Canada Regions. Importantly, the brand's cigarette share growth in Asia was achieved in spite of the impact of Marlboro HeatSticks growth in Japan.

Marlboro's decline in EEMA was due essentially to Algeria, reflecting significant adult smoker rejection of the 2.0 Architecture for Marlboro Round Taste. As noted during our September Investor Day, we instituted a number of initiatives to address this weakness and, as of the fourth quarter, the brand had already recovered close to six points of market share compared to its nadir in the second quarter.

(SLIDE 13.)

I will now discuss our performance in a few of our key geographies, beginning with the EU Region.

Currency-neutral adjusted OCI increased for the second straight year, with higher pricing driving growth of over 8%.

Full-year cigarette industry volume declined by 1.6%, with the decrease concentrated in the fourth quarter. This primarily reflects a difficult comparison with 2015, which benefited from the estimated positive impact of immigration and a recovery from illicit trade.

Our Regional cigarette share was flat in 2016, with growth notably in France, Poland and Spain, offset mainly by a decline in Italy as a result of our price increase in the second quarter of 2016 and the growth of the super-low price segment. Marlboro’s share increased by 0.2 points, growing in most key markets, with the exception of Italy.

(SLIDE 14.)

Moving to Russia, cigarette industry volume again exceeded our expectations in 2016, with the decline moderating to 4.6%, despite a third straight year of weighted-average industry retail price increases above 20%.

Our cigarette market share declined by 1.2 points, due mainly to the slower penetration of competitors' price increases at retail. In addition, following the ban on the production of big packs, effective July 2016, many competitors launched limited pack editions at a discount equivalent to the per-stick price of big packs. We have deployed initiatives to improve our share performance and indeed stabilized our sequential quarterly share in the second half of the year.

Strong pricing drove another year of double-digit OCI growth, excluding currency, in 2016, more than offsetting the adverse cigarette volume impact.

For reference, amendments to the tax code effective January 2017 were enacted last November, raising the ad valorem rate to 14.5% and increasing both the specific and minimum excise tax. The weighted-average total excise tax pass-on for the industry is around 13 Rubles per pack, which equates to an average retail price increase of around 10% and is above the approximately 10 Rubles per pack average pass-on for 2016. Importantly, the tax code also now includes the introduction of a weight-based specific excise tax on heated tobacco products.

(SLIDE 15.)

Turning now to Japan, the growth of RRPs in 2016 had a notable impact on cigarette industry volume, which declined by 4.6% for the full year and by 7.4% in the fourth quarter.

HeatSticks’ national market share continued its strong sequential growth, reaching 4.9% in the fourth quarter. During the final week of December, HeatSticks' national market share reached an estimated 5.5% and its offtake share increased to 7.0%.

Our full-year cigarette market share declined by 0.4 points to 24.9%, due mainly to the impact of HeatSticks. The rate of in-switching to HeatSticks from our own cigarette portfolio declined as the year progressed to an estimated 32% in late 2016.

Our combined market share, including cigarettes and HeatSticks, increased by 1.7 points to 27.1% in 2016 and by 3.1 points to 28.3% in the fourth quarter.

(SLIDE 16.)

Indonesia continued to be an important profit driver for PMI in 2016, with double-digit OCI growth mainly reflecting strong pricing.

Cigarette industry volume declined by 1.4%, due mainly to the soft economic environment and higher retail prices driven by a weighted-average excise tax increase in 2016 of around 15% industry-wide. The excise tax increase for 2017 is around 10%, on the same basis, though the government also increased the VAT rate on cigarettes to 9.1%, from 8.7% last year. As a result, the weighted-average total pass-on for the industry in 2017 is approximately 6% at the retail level, compared to 8% in 2016.

The 0.9 points decline in our cigarette market share was due mainly to the soft performance of our lighter-tasting machine-made kretek brands, reflecting the impact of competitors' discounted product offerings. Our share decline was partly offset by the strong performance of our full-flavor machine-made kretek brand, U Bold. In addition, our Marlboro Filter Black kretek offering, which we launched in 25 cities last September, is performing well and already reached a national market share of 0.5% in the fourth quarter.

Our actions to address our 2016 share weakness will continue bearing fruit this year, and we project that Indonesia will again be a key contributor to our OCI growth in 2017.

(SLIDE 17.)

Profit in the Philippines continued to improve in 2016, through higher pricing and favorable mix. While our total cigarette share declined by 2.1 points, due mainly to Fortune and Jackpot, Marlboro performed exceptionally, increasing its volume by 25%.

Cigarette industry volume declined by 12.0%, due principally to the impact of excise tax-driven retail price increases at the bottom of the market in late 2015. Industry volume decreased by 13.2% in the fourth quarter, reflecting the impact of further excise tax-driven retail price increases at the end of October last year.

Effective January 1st of this year, the excise tax structure in the Philippines was reduced to one tier, with a specific rate of 30 Pesos per pack. This completed the tax tier harmonization process, which saw weighted-average excise tax increases of 33%, on a compound annual basis, since 2013. Based on current legislation, the specific rate is scheduled to increase by 4% annually, beginning in 2018.

While we expect continued volume softness in 2017, due mainly to the final step in the excise tax tier convergence, we remain positive about the long-term growth potential in this important market.

(SLIDE 18.)

In the Latin America & Canada Region, strong currency-neutral adjusted OCI growth of 12.4% in 2016 was driven by higher pricing, notably in Argentina and Canada.

Our Regional cigarette market share increased by 0.7 points, driven by Marlboro and supported by share gains in Brazil, Canada and Mexico.

Regional cigarette industry volume declined by 5.9% in 2016, due mainly to tax-driven retail price increases in Argentina and Brazil. We expect the industry volume declines in both markets to moderate in 2017.

(SLIDE 19.)

To close on 2016, I will highlight the favorable performance of IQOS across the many launch markets beyond Japan. While this performance requires some additional context, given the smaller scale of the launches and the role of HeatSticks capacity constraints in the second half of 2016, it nonetheless serves as a positive indicator of the potential for IQOS broadly.

One measure that we closely monitor is the rate of IQOS purchasers who fully or predominantly convert to the product. Conversion rates have grown over time and at the end of 2016 stood at approximately 70% or higher. As a reminder, Japan only reached this level in May of last year -- over 18 months after launch. This confirms that IQOS resonates strongly with adult smokers who try it, irrespective of the market.

(SLIDE 20.)

We also clearly monitor HeatSticks offtake volumes. During the fourth quarter of 2016, estimated offtake volume in all markets with launches prior to mid-year grew at a compound weekly rate of over 6%, comparable to Japan during the initial launch phase. Such performance augurs well for our planned national expansions, which in Japan had an accelerating effect.

(SLIDE 21.)

Turning now to 2017, we enter the year with positive momentum and favorable trends across many of our key geographies, although currency volatility remains an issue.

As announced this morning, our reported diluted EPS guidance for 2017, at prevailing exchange rates, is a range of $4.70 to $4.85, versus $4.48 in 2016, and includes an unfavorable currency impact of approximately 18 cents. This guidance represents a growth rate, excluding currency, of approximately 9% to 12% compared to our adjusted diluted EPS of $4.48 in 2016.

We expect our currency-neutral financial growth to be slightly skewed toward the second-half of 2017, reflecting the timing of HeatSticks capacity and phasing of RRP investments, as well as unfavorable cigarette industry volume comparisons with the first half of 2016, notably in Argentina, the EU Region and Turkey.

(SLIDE 22.)

The 18 cents of unfavorable currency impact, at prevailing exchange rates, included in our 2017 guidance, is driven primarily by the Turkish Lira, Euro, Japanese Yen and Mexican Peso, partly offset by the Russian Ruble.

We have currently hedged approximately 40% of our 2017 forecast sales to Japan, which, at prevailing exchange rates, translates to an effective rate of 114 Yen to the U.S. Dollar, versus 111 Yen in 2016.

(SLIDE 23.)

As I noted during last September's Investor Day, the advent of RRPs introduces some additional variables into the attractive and predictable growth equation of our industry. These variables are somewhat less range-bound and linear given the emerging nature of the category, but also offer exponential upside. For this reason, we have widened our EPS guidance range this year to 15 cents.

Our EPS guidance reflects net revenue growth in excess of our current currency-neutral annual growth target range of 4% to 6%. We expect this growth to be driven by two main factors: higher RRP volume, reflecting both HeatSticks and IQOS devices, and a favorable pricing variance.

The anticipated pricing variance is equivalent to approximately 6% of our 2016 net revenues. As of today, we have implemented or announced over 60% of the pricing that is included in our guidance.

Our guidance also reflects significant incremental investment behind the deployment of our RRP portfolio, partly offset by the judicious reallocation of resources from our combustible tobacco portfolio to RRPs in the relevant markets.

(SLIDE 24.)

For 2017 we are targeting operating cash flow of approximately $8.5 billion, reflecting higher net earnings. We plan to use this cash flow primarily for capital expenditures to support the growth of our business, and for dividends, at the Board’s discretion, to our shareholders.

We anticipate capital expenditures of approximately $1.5 billion this year, versus $1.2 billion in 2016. The projected increase is driven by higher investments to support RRP capacity expansion, notably for HeatSticks.

Last September, we increased our annual dividend for the ninth consecutive year since the spin in 2008, representing a total increase of approximately 126% and a compound annual growth rate of approximately 11%.

(SLIDE 25.)

While we expect our combustible tobacco business to remain the primary driver of our financial results in the near term, our Reduced-Risk Products portfolio provides us with the single largest opportunity to significantly accelerate the growth of our company and generously reward our shareholders.

In 2017, the majority of our RRP commercialization focus will remain on IQOS. To date, we have launched IQOS in key cities in 20 markets, as seen on this slide, and aim to expand nationally in many of these markets this year as HeatSticks capacity becomes available. We are also targeting launches in key cities in an additional 10 to 15 markets by year-end, subject to capacity.

(SLIDE 26.)

We began 2017 with approximately 15 billion units of installed annual HeatSticks capacity and expect over 32 billion units in total capacity to be available for commercialization this year. We continue to anticipate an installed annual capacity of approximately 50 billion units by year end.

We look forward to unleashing the true potential of IQOS once the pressure on HeatSticks capacity eases as the year unfolds.

(SLIDE 27.)

Moving to our other RRP platforms, we expect to conduct city tests for our Platform 2 heated tobacco product and our Platform 3 nicotine-containing product this year.

We began the city test of our Platform 4 MESH vaporization technology in Birmingham, U.K., late last year and, though still very early, we are pleased by the initial results and our related learnings thus far.

(SLIDE 28.)

In conclusion, 2016 was a pivotal year for PMI, reflecting exciting progress in our transformation from combustible tobacco products to a Reduced-Risk Products focused company.

We recorded strong full-year currency-neutral financial results, driven by our combustible tobacco business and including an important net revenue growth contribution from RRPs for the first time.

IQOS is performing exceptionally, with its most visible success in Japan and high conversion rates and offtake volume growth broadly. As of year-end 2016, we estimate that approximately 1.4 million adult consumers have quit smoking cigarettes and converted to IQOS.

Finally, the outlook for our business remains strong. Our 2017 EPS guidance reflects a growth rate of approximately 9% to 12%, excluding currency, compared to adjusted diluted EPS of $4.48 in 2016.

(SLIDE 29.)

Thank you. Jacek and I will now be happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team, which is currently in Switzerland. Our next presentation will be at the CAGNY Conference on Wednesday, February 22nd.

Thank you again and have a nice day.